Exhibit 99.1

Jack B. Moore Elected to Occidental Petroleum Board of Directors

HOUSTON – July 14, 2016 – Occidental Petroleum Corporation (NYSE: OXY) announced today that Jack B. Moore, former Chairman of Cameron International Corporation, has been elected to its Board of Directors.
Mr. Moore, 62, served as Chairman of the Board for Cameron International Corporation from 2011 until it was acquired by Schlumberger in April 2016. He joined Cameron in 1999 and served as CEO from 2008 to 2015 and as President from 2008 to 2014. Prior to joining Cameron, he held various management positions at Baker Hughes Incorporated, where he was employed for 23 years.
“Jack has nearly four decades of experience in the energy sector where he created significant growth and success for the businesses he led. His industry knowledge and management expertise will be a great addition to our Board,” said Gene L. Batchelder, Chairman of the Board.
Mr. Moore is a graduate of the University of Houston with a B.B.A. degree; he also attended the Advanced Management Program at Harvard Business School.
About Occidental Petroleum
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities. The company’s wholly owned subsidiary OxyChem manufactures and markets basic chemicals and vinyls.
Contacts:

Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Christopher M. Degner
212-603-8111
christopher_degner@oxy.com

On the web: www.oxy.com